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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 33-48782, 33-51239, 333-114837 and 333-125091) and Form S-3 (No. 333-79329) of Kelly Services, Inc. of our report dated February 10, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the changes in segment disclosures as discussed in Note 14, as to which the date is January 24, 2007, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appears in this Form 8-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Detroit, Michigan

January 24, 2007